Contact:	Paul Coghlan	5:00 EST
	Vice President, Finance, Chief Financial Officer	October 16, 2012
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS QUARTERLY MODEST INCREASES IN REVENUES AND NET INCOME.

Milpitas, California, October 16, 2012, Linear Technology Corporation (NASDAQ:LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter ended September 30, 2012. Quarterly revenues of $335.1 million for the first quarter of fiscal year 2013 increased $5.1 million or 1.6% over the previous quarter's revenue of $330.0 million and increased $5.2 million or 1.6% over $329.9 million reported in the first quarter of fiscal year 2012. Net income of $105.2 million increased $1.9 million or 2% over the fourth quarter of fiscal year 2012 and decreased $3.2 million or 3% from the first quarter of fiscal year 2012. Diluted earnings per share of $0.45 per share in the first quarter of fiscal year 2013 increased $0.01 per share or 2% over the fourth quarter of fiscal year 2012 and declined $0.02 per share or 4% from the first quarter of fiscal year 2012.

During the first quarter the Company's cash, cash equivalents and marketable securities increased by $116.9 million to $1.3 billion. A cash dividend of $0.25 per share will be paid on November 28, 2012 to stockholders of record on November 16, 2012. The Board of Directors authorized the Company to purchase, depending on market conditions, up to 10 million shares of its outstanding common stock in the open market over the next two years.

According to Lothar Maier, CEO, “We met the midpoint of our revenue guidance for our first fiscal quarter of 2013, as sales grew 1.6% compared to the preceding fourth quarter of fiscal 2012. In addition, net income improved and operating income as a percent of sales improved to 46.3%. Though we are pleased with these results, external global market conditions have continued to weaken. While the automotive market continues to show strength on higher bookings, this increase was offset by lower bookings in our other major markets, particularly the industrial and computer markets. Forecasting continues to be difficult in the current environment. Though customer inventory levels appear to be at reasonable levels, demand continues to be sluggish and orders have not shown signs of improvement as we begin the second quarter. Given this weakness, we expect that this will be a difficult quarter as we remain cautious about the economy and the global market. As a result, we currently are forecasting our revenues to decline sequentially in the 5% - 10% range in our second fiscal quarter of 2013.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. In particular, the statements regarding the demand for our products, our customers' ordering patterns and the anticipated trends in our sales and profits are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended July 1, 2012.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, October 17, 2012 at 8:30 a.m. Pacific Coast Time. Those investors wishing to listen in may call (913) 312-1443, or toll free (888) 737-3705 before 8:15 a.m. to be included in the audience. There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com. A replay of the conference call will be available from October 17, 2012 through October 23, 2012. You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #4942174. An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of October 17, 2012 until the first quarter earnings release next year.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for three decades. The Company's products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule subsystems, and wireless sensor network products. For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
U.S. GAAP (unaudited)

	Three Months Ended
	September 30, 2012	July 1, 2012	October 2, 2011
Revenues	$335,148	$330,011	$329,920
Cost of sales (1)	83,758	81,263	79,793
Gross profit	251,390	248,748	250,127
Expenses:
Research & development (1)	58,803	59,479	54,889
Selling, general & administrative (1)	37,504	37,803	37,672
	96,307	97,282	92,561
Operating income	155,083	151,466	157,566
Interest expense	(6,855)	(6,881)	(6,941)
Amortization of debt discount(2)	(5,146)	(5,073)	(4,862)
Interest and other income	1,003	1,067	1,221
Income before income taxes	144,085	140,579	146,984
Provision for income taxes	38,903	37,253	38,583
Net income	$105,182	$103,326	$108,401

Earnings per share:
Basic	$0.45	$0.44	$0.47
Diluted	$0.45	$0.44	$0.47

Shares used in determining earnings per share:
Basic	234,990	234,290	231,863
Diluted	236,010	235,297	232,985

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$1,970	$1,929	$1,904
Research & development	9,196	9,017	8,887
Selling, general & administrative	4,745	4,649	4,586
(2) Amortization of debt discount (non-
cash interest expense)	5,146	5,073	4,862

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
U.S. GAAP (unaudited)

	September 30, 2012	July 1, 2012
ASSETS:
Current assets:
Cash, cash equivalents and marketable securities	$1,319,961	$1,203,059
Accounts receivable, net of allowance for doubtful
accounts of $2,035 ($2,035 at July 1, 2012)	152,423	153,090
Inventories	81,700	79,664
Deferred tax assets and other current assets	69,898	69,597
Total current assets	1,623,982	1,505,410

Property, plant & equipment, net	311,221	320,222
Other noncurrent assets	22,997	25,436
Total assets	$1,958,200	$1,851,068

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$10,929	$11,459
Accrued income taxes, payroll & other accrued liabilities	147,043	117,789
Deferred income on shipments to distributors	42,407	41,333
Total current liabilities	200,379	170,581

Convertible senior notes	810,746	805,599
Deferred tax and other noncurrent liabilities	143,381	138,380

Stockholders’ equity:
Common stock	1,612,585	1,588,045
Accumulated deficit	(809,363)	(851,702)
Accumulated other comprehensive income	472	165
Total stockholders’ equity	803,694	736,508
	$1,958,200	$1,851,068

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF U.S. GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2012	July 1, 2012	October 2, 2011
Reported net income
(GAAP basis)	$105,182	$103,326	$108,401

Stock-based compensation	15,911	15,595	15,377
Amortization of debt
discount(1)	5,146	5,073	4,862
Income tax effect of non-GAAP adjustments	(5,685)	(5,477)	(5,313)

Non-GAAP net income	$120,554	$118,517	$123,327

Non-GAAP earnings per share
Basic	$0.51	$0.51	$0.53
Diluted	$0.51	$0.50	$0.53

1) Amortization of debt discount is non-cash interest expense related to the Company’s Convertible Senior Notes.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation, the amortization of the Company’s debt discount which is a non-cash interest expense and the non-cash charge on early retirement of convertible senior notes. In addition, the Company's non-GAAP measures exclude the special expense items related to the acquisition.  The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation, non-cash interest expenses, acquisition related costs and the related tax effects primarily because they are significant special expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.